Exhibit 10.4

SYNNEX-Concentrix Commercial Agreement

Signature Page

This SYNNEX-Concentrix Commercial Agreement is entered into, between SYNNEX Corporation, a Delaware Corporation, having its principal place of business at 44201 Nobel Drive, Fremont, CA 94538 (“SYNNEX”), and Concentrix Solutions Corporation, a New York Corporation, having a place of business at 44111 Nobel Drive, Fremont, CA 94538 (“Concentrix”).

By signing below, the parties agree to be bound by this Agreement.

Agreed on behalf of:

Concentrix Solutions Corporation	SYNNEX Corporation

By: /s/ Steven Linley Richie	By: /s/ Simon Y. Leung

Name: Steven Linley Richie	Name: Simon Y. Leung

Title: EVP, Legal	Title: SVP, General Counsel & Corporate Secretary

Date: December 1, 2020	Date: December 1, 2020

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SYNNEX-Concentrix Commercial Agreement

This Agreement applies to services and other items that Concentrix may supply to SYNNEX, or SYNNEX may supply to Concentrix (each, as applicable and as indicated in the relevant Statement of Work, the “Supplier” or “Customer”). The specific services or other items to be provided by Supplier will be as described in one or more Statements of Work referencing this Agreement and signed by both parties.

1.Definitions

1.1“Affiliate” means any corporation, partnership or other business entity that controls, is controlled by, or is under common control with another entity.

1.2“Agreement” means this SYNNEX-Concentrix Commercial Agreement.

1.3“Deliverables” has the meaning set forth in Section 5.1(B) (Deliverables).

1.4“Customer Materials” has the meaning set forth in Section 5.1(A) (Ownership).

1.5 “Party” and related terms.  As used herein:  (i) “parties” means Supplier and Customer collectively, (ii) “party” means either Supplier or Customer, as the context dictates, and (iii) “third party” or “third parties” means any person(s) or entity(ies) other than the parties.

1.6 “Required Consents” has the meaning set forth in Section 2.3 (Consents).

1.7“Services” means the services to be provided by Supplier to Customer as expressly set forth in an SOW. “Services” also includes any services, functions, and responsibilities which are not specified in an SOW but are reasonably and necessarily required for the proper performance and provision of the Services.

1.8“Statement(s) of Work” or “SOW(s)” means document(s), executed by both parties and referencing this Agreement, describing Services to be provided by Supplier to Customer.

1.9“Supplier Materials” has the meaning set forth in Section 5.1(A) (Ownership).

1.10“Term” has the meaning set forth in Section 10.1 (Term and Termination).

Terms defined in the body of the Agreement that are not used outside of the Section in which they are defined are not listed above.

2.services

2.1Statements of Work. Services will be provided hereunder pursuant to SOW(s) executed by the parties. Each SOW shall be governed by the terms of this Agreement and shall specify details with respect to the transaction such as the Services and Deliverables (if any) to be provided by Supplier, applicable pricing, support to be provided by Customer, and the start date and delivery schedule. In the event of an inconsistency between the terms of this Agreement and those of any SOW, the provisions of this Agreement shall control. This Agreement does not commit Supplier or Customer to any particular quantity or dollar amount of Services. Any such commitments will be as set forth in the applicable SOW(s).

2.2Change in Services.  Customer or Supplier may propose changes to the Services. Any proposed changes will be provided to the other party in writing. Supplier will evaluate proposed changes and will advise Customer of any changes to price, schedule, or other terms associated with such change. Changes shall be effective only upon written agreement signed by an authorized representative of each party. Any agreed dates or timeframes for delivery of Services shall be extended by the period of any delay in commencement of Services or inability to provide Services that is not the fault of Supplier.  Supplier shall be entitled to reimbursement of its reasonable costs incurred as a result of any such delay or inability caused by the acts or omissions of Customer.

2.3Consents. Customer will ensure that (i) any information or materials provided by Customer will not violate or infringe upon the rights of third parties; (ii) Supplier will have sufficient, free, and safe access to facilities, systems, programs products and business processes owned or otherwise accessed or used by the Customer to the extent reasonably required for performance of the Services; and (iii) any consents or approvals required in connection with such access, are obtained ((i), (ii) and (iii) collectively, “Required Consents”).

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2.4Affiliates. Affiliates of SYNNEX and/or Concentrix may also enter into SOW(s) under this Agreement. In this case, references to “Customer” and “Supplier” in this Agreement shall be deemed to be references to the Affiliate(s) executing the SOW.

3.Fees and payment

3.1Rates. Customer will pay Supplier in accordance with the billing structure and rates set forth in the SOW. Unless provided otherwise in an SOW, the rates referenced in any SOW shall be subject to an increase, not to exceed any increase in the Consumer Price Index in the relevant delivery location over the previous year, in each year after the first year of the Term of such SOW. Any such increase shall be effective upon ten (10) days’ notice. To the extent applicable, an SOW may also provide for adjustment of rates based on changes in foreign exchange rates.

3.2Expense Reimbursement. Customer will reimburse Supplier for reasonable travel, living, and other documented expenses that are incurred by Supplier personnel in connection with the performance of the SOW and approved in advance by the Customer.

3.3Taxes, Duties, and Fees. The rates and compensation set forth in the SOW are exclusive of all applicable local, state and federal sales and use taxes, value added taxes, withholding taxes, excise taxes, duties, or any other governmental fees and taxes of whatever nature applicable to the delivery of the Services, whether now in force or enacted in the future. Customer will be responsible for and will pay when due any and all such taxes, duties, and fees (excluding taxes based on Supplier’s net income).

3.4Invoicing, Itemization, and Payment. Supplier will invoice Customer for the Services provided during each month on or before the 10th day of the following month. Payment of invoices is due no later than thirty (30) days following the end of the month during which Services were provided (“Payable Date”) Supplier will maintain records in support of its charges to the customer for at least one year after the date of the applicable invoice. If Customer wishes to dispute a charge on an invoice, Customer must identify the amount of the disputed charge and notify Supplier in writing of its dispute within a reasonable time, but in no event more than thirty (30) days of the invoice date, or the dispute shall be waived and the Services and/or associated Deliverables will be deemed accepted. Any payment not received by the Payable Date will be assessed a late payment charge of one percent (1%) per month, or the highest rate allowed by applicable law, whichever is lower. Unless otherwise agreed by the parties, invoicing and payment shall be in the currency specified in the SOW or, if no currency is specified, United States Dollars.

3.5Initial Investments. As an accommodation to Customer, Supplier may allocate Customer’s payment for certain initial investments made by Supplier in relation to Services over the Term of the applicable SOW. Any investments so allocated will be identified in the SOW. In the event an SOW is terminated prior to expiration of its Term for any reason, Customer shall pay Supplier, in addition to other amounts owed pursuant to the terms of this Agreement, the amount of any such investments that were allocated to periods after the date of termination.

4.warrantY

4.1Supplier warrants that: (i) Services will be performed using reasonable care and skill and (ii) any Deliverables will conform substantially to the specifications as set forth in the applicable SOW for ninety (90) days after delivery to the Customer.

4.2THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT. SUPPLIER DOES NOT WARRANT UNINTERRUPTED OR ERROR FREE PERFORMANCE OF SERVICES OR DELIVERABLES.

5.proprietary RIGHTS

5.1Intellectual Property Rights. Except as expressly set forth herein, each party shall retain sole ownership of, and all rights to, any intellectual property of any kind previously owned or independently created by that party.

(A)Ownership. Except for Customer’s rights in Deliverables as set forth in Section 5.1(B), Supplier shall own all right, title and interest in and to any software, tools, techniques, trade secrets, templates, methodologies, knowledge bases, or other intellectual property previously created or

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owned by Supplier or developed by Supplier outside the scope of this Agreement or in the performance of Services (“Supplier Materials”). Customer will retain all right, title and interest in any software, tools, techniques, trade secrets or, templates, methodologies, knowledge bases, other intellectual property previously created or owned by Customer, or developed by Customer outside the scope of this Agreement, that it supplies to Supplier in connection with the Services (“Customer Materials”). Customer shall obtain no rights in the Supplier Materials, except the right to use such Supplier Materials in connection with its receipt of the Services during the Term of the applicable SOW. Supplier shall obtain no rights in the Customer Materials, except the right to use such Customer Materials as necessary for the performance of the Services during the Term of the applicable SOW.

(B)Deliverables. Customer will own the copyright in any newly-created materials that are prepared for and delivered to the Customer as part of the Services and are identified in the SOW as a deliverable (“Deliverables”). To the extent any Supplier Materials previously created or owned by Supplier or developed by Supplier outside the scope of this Agreement are incorporated into any Deliverable, Customer shall receive a perpetual, non-exclusive, royalty-free license to use such Supplier Materials, as incorporated, in connection with its use of such Deliverable.

6.CONFIDENTIALITY

6.1Confidential Information

(A)“Confidential Information” means any Customer specific terms of this Agreement or any SOW (e.g., prices, services descriptions, or other terms specific to the Customer), which shall be considered Confidential Information of both parties, and any other information that a party treats as confidential which: (i) is conspicuously marked as confidential or proprietary at the time of disclosure or (ii) if disclosed orally, is identified as confidential at the time of disclosure, and confirmed by provision to recipient of a brief written description of the information within thirty (30) days after the disclosure. Supplier performance metrics, service delivery processes, methodologies, tools, and pricing information shall be considered Supplier Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked as confidential or proprietary. Confidential Information may include information of third parties (including Affiliates of a party) that the discloser is obligated to maintain in confidence.

(B)  Confidential Information does not include information that: (i) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party, without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public without violation of this Agreement; (iii) is obtained by the receiving party from a third party, without an obligation to keep such information confidential; or (iv) is independently developed by the receiving party without use of the disclosing party’s Confidential Information. Confidential Information will be subject to the terms of this Section 6 for two (2) years from the date of disclosure.

6.2Confidentiality Obligations.

(A)The receiving party shall use the same degree of care (but in no event less than a reasonable degree of care) to protect the disclosing party’s Confidential Information as it uses in protecting its own information of a similar nature. Each party will limit access to the other party’s Confidential Information to its and its Affiliates’ employees, agents, and representatives with a need to know such information and will have a written agreement in place with such persons that provides no less than the level of protection set forth herein. Notwithstanding the foregoing, either party may disclose the other party’s Confidential Information if and to the extent that such disclosure is required by applicable law, provided that the receiving party uses reasonable efforts to limit the disclosure and provides the disclosing party a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

(B)The receiving party will use the disclosing party’s Confidential Information solely for the purposes of satisfying its obligations hereunder or otherwise for the benefit of the disclosing party. Each party understands that the receiving party may now or in the future develop information internally, or receive information from third parties, that may be similar to disclosed Confidential Information. Nothing in this Agreement shall be construed to limit the receiving party’s development of products or services that may be competitive with the products, services, processes, systems or methods contemplated by disclosed Confidential Information.

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(C)Upon request of the disclosing party, the receiving party will return or certify destruction of Confidential Information that is no longer required for delivery or receipt of Services. Notwithstanding the foregoing, the receiving party may retain a copy of Confidential Information to the extent required by record retention practices or law.

7.STAFFING

Each party agrees that it will not, directly or indirectly,  solicit for hire any employees of the other party that are directly involved in the activities of such other party in connection with this Agreement during the period such employees are involved in such activities and for a period of one hundred eighty (180) days thereafter.

8.limitation of liability

8.1IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, OR OTHERWISE, FOR ANY LOST PROFITS, LOST SAVINGS, LOSS OF DATA, THIRD PARTY CLAIMS, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OR COSTS HOWSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER OR NOT FORESEEABLE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS. EACH PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE FOR ALL CLAIMS, THE AMOUNT PAYABLE UNDER THE APPLICABLE SOW (OR OTHER TRANSACTION DOCUMENT) DURING THE TWELVE (12) MONTHS PRECEDING THE DATE OF THE MOST RECENT CLAIM.

8.2 The limitations and exclusions in Section 8.1 shall not apply to:

(A)A party’s breach of Section 7 (Staffing);

(B)A party’s misappropriation or misuse of the other party’s intellectual property;

(C)A party’s obligations under Section 9 (Indemnification);

(D)Customer’s payment obligations; or

(E)Any claim to the extent liability for such claim cannot be contractually limited under applicable law.

9.Indemnification

9.1General Indemnification. Each of the parties agrees that it (the “Indemnifying Party”) shall indemnify the other party (the “Indemnified Party”), as set forth in this Section 9, against any and all third party claims brought or asserted against the Indemnified Party based on: (i) such third party’s status as an employee or independent contractor of the Indemnifying Party or the termination of such status, except to the extent the claim arises from the acts or omissions of the Indemnified Party, (ii) bodily injury or death arising from alleged  negligence or other wrongful act or omission of the Indemnifying Party or any of its employees or contractors in connection with this Agreement, or (iii) the Indemnifying Party’s failure to obtain any Required Consent for which such party is responsible under this Agreement.

9.2Intellectual Property Indemnification.

(A)Each party shall defend and indemnify the other party against liability to third parties for any claim that, in the case of Supplier, any of the Supplier Materials or Deliverables and in the case of Customer, any Customer Materials, infringe on any patents or copyrights, trade secrets, or other proprietary rights of such third party; provided, however, that the Indemnifying Party shall have no obligation to the extent any claim arises from (i) modifications by the Indemnified Party or any party other than the Indemnifying Party; (ii) the Indemnified Party’s combination, operation, or use of the Indemnifying Party’s materials with products, data, or apparatus not provided by the Indemnifying Party or (iii) the Indemnified Party’s failure to implement or install updates provided by the Indemnifying party.

(B)If any Supplier Materials or Deliverables are, or are likely to be, subject to a claim of infringement by a third party, Supplier may, at its option: (i) modify the Materials or Deliverables to make them non-infringing; (ii) procure for the Customer the right to continue using the Materials or Deliverables; (iii) replace the Materials or Deliverables with substantially equivalent items; or (iv) take return of the Materials or Deliverables and provide the Customer a credit of amounts paid for the returned items. As between the parties, this Section 9.2 sets forth each party’s complete liability and exclusive remedy for claims infringement of a third party’s intellectual property rights.

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9.3Indemnification Payments. For any claim subject to indemnification under this Section 9, the Indemnifying Party will pay:

(A)Damages that a court finally awards to such third party on account of the claim, or the amount of any settlement: (i) agreed to by the Indemnifying Party if the Indemnifying Party has assumed control of the defense of the claim or (ii) agreed in to good faith by the Indemnified Party, after reasonable notice to and consultation with the Indemnifying Party, if the Indemnifying Party has not assumed control of the defense of the claim; and

(B)Reasonable attorneys’ fees and costs of investigation incurred by the Indemnified Party following its provision of the notice required under Section 9.4 and prior to the Indemnifying Party’s assuming control of the defense of such claim.

9.4Indemnification Procedures: The Indemnified Party shall give prompt written notice of any indemnifiable claim to the Indemnifying Party and shall not make any admissions of law or fact without the Indemnifying Party’s written consent. The Indemnifying Party shall have the right to conduct and control the defense of any claim for which a right to indemnity is asserted.

10.Term and Termination

10.1This Agreement shall be effective upon execution by the parties (including execution of a document that incorporates these terms by reference) and shall continue until terminated as set forth herein. Each SOW shall: (i) be effective on the date set forth therein or, if no date is specified, the date the SOW is executed by both parties and (ii) specify the term during which Services will be provided pursuant to the SOW (“Term”). If no term is specified in an SOW, the Term shall be deemed to be three years. Any options for extension of the Term will be set out in the applicable SOW. This Agreement or an SOW may be terminated:

(A)At any time upon the mutual written agreement of both parties;

(B)By the non-breaching party, following a material breach of this Agreement (in the case of termination of the Agreement), or the applicable SOW (in the case of termination of an SOW), by the other party and the breaching party’s failure to cure such breach within thirty (30) days, or ten (10)

days in the case of non-payment, of it receiving written notice of such breach;

(C)By either party upon the other party seeking an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or dissolution or liquidation.

10.2SOWs may provide for Customer’s termination of the SOW prior to expiration of the applicable Term, subject to Customer’s payment of applicable termination charges as stated therein.

10.3Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Upon such termination, any SOWs then in effect under this Agreement will remain in effect and subject to the terms of this Agreement for the remainder of their respective Terms, unless otherwise terminated in accordance with the terms of this Agreement or the applicable SOW.

10.4Effect of Termination. Supplier will cease work on terminated Services on the effective date of the termination. Supplier may provide termination assistance services, as agreed between the parties, subject to Supplier’s prevailing rates for such services.

10.5Survival.  The provisions of Sections 5 through 10 (inclusive of all subsections) shall survive any termination or expiration of this Agreement.

11.Miscellaneous

11.1Entire Agreement and Modification. This Agreement and SOWs entered into hereunder shall constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. No modification of this Agreement or any SOW (including any mutually agreed termination) shall be binding unless in writing and signed by an authorized representative of each party. To the extent permitted by applicable law, any reproduction of this Agreement or SOW(s) made by reliable means (e.g., photocopy or facsimile) is considered an original.

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11.2Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party hereto shall in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement; provided, however, either party shall have the right to assign its rights, duties and responsibilities under this Agreement to an Affiliate.   Assignment of this agreement by either party to a successor organization by merger or acquisition does not require the consent of the other party.  Any purported assignment in violation of this Section 11.2 shall be void.

11.3Compliance with Laws.

(A)General. Supplier shall be responsible for complying with all laws that apply to Supplier in its capacity as a provider of the Services, including obtaining necessary approvals and permits required by such laws to perform its obligations under this Agreement. Customer shall be responsible for complying with all laws that apply to it in connection with its receipt or use of the Services, including obtaining any necessary approvals and permits required by such laws.  Customer will be responsible to ensure that Supplier’s performance of Services in accordance with agreed services descriptions meets Customer’s legal and regulatory requirements.

(B) Sales Support. If Services include sales support activities, Customer shall ensure that materials provided to Supplier, such as call scripts and leads, comply with applicable laws and regulations, including any required instructions or disclosures.  Unless agreed otherwise in an SOW, Customer will be responsible for screening prospect lists against applicable “do not call” or similar registries, documenting individual opt-out requests in its own registry, and obtaining any necessary third party consents.

(C)Export. The parties acknowledge that certain transactions hereunder and equipment, software and technical data to be provided hereunder may be subject to export controls and sanctions laws and regulations, including those of the United States and other countries that prohibit or limit export or services for certain uses or to certain end users.  Neither party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.

(D)Data Privacy.  For purposes of data processing or any trans-border data flows that are subject to applicable data privacy laws, Customer shall be deemed the “controller” of personal information provided by Customer and shall determine the purposes and means for which such personal information may be accessed and used by Supplier. Supplier shall be deemed a “processor” of such personal information and shall process such information in accordance with the Customer’s direction.  To the extent the parties and/or our respective Affiliates execute data transfer agreements for purposes of compliance with applicable data privacy laws, such agreements shall be subject to the terms of, this Agreement. Customer shall be responsible for obtaining all consents from, and providing all notices to, individuals to enable Supplier to process such personal information. Customer agrees that Supplier, its Affiliates, and contractors may use Customer personnel contact information (including names, phone numbers, and e-mail addresses) in connection with its business relationship anywhere it does business.

(E)Changes in Law. Supplier may, on written notice to Customer, adjust pricing to account for any change in law that materially affects Supplier’s costs related to the services. If any such adjustments exceed, in the aggregate, 5% of the charges payable under an SOW, the parties will discuss in good faith alternatives, such as changes in delivery locations, to mitigate adjustments in price. If the parties are not able to agree on a mutually acceptable alternative, either party may terminate the affected SOW upon 90 days’ prior written notice. In the event of such termination, in addition to other amounts payable hereunder, Customer will reimburse Supplier for its reasonable and actual wind-down costs.

11.4Publicity. Supplier may refer to its relationship with Customer in internal communications and in connection with its sales and marketing activities. Otherwise, neither party grants the other the right to use its (or any of its Affiliates’) trademarks, trade names, or other designations in any promotion or publication without prior written consent.

11.5Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or

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provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall be severed and shall not affect any other provision hereof. Furthermore, the severed provision shall be replaced by a provision which comes closest to such severed provision, or part thereof, in language and intent, without being invalid, illegal or unenforceable.

11.6Force Majeure and Impairment of Performance.

(A)Except for payment obligations, neither party shall be liable to the other for any delay in performance or failure to perform, in whole or in part, due to labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, civil commotion, act of public enemy, epidemic, accident, fire, flood, earthquake, or other act of God, act of any governmental authority, judicial action, or other causes beyond the reasonable control of such party. If any event of force majeure occurs, the party affected by such event shall promptly notify the other party of such event and take all reasonable actions to avoid the effect of such event.

(B)Supplier shall be relieved from its obligations under this Agreement to the extent performance is impaired by the Customer’s failure to perform its obligations under this Agreement or by the acts or omissions of the Customer’s employees or representatives.

(C)Customer is responsible for ensuring that its systems are adequately secured against unauthorized intrusion. Supplier will not be responsible for any losses or damages to the extent arising from Customer’s failure to implement and maintain reasonable data security and transaction monitoring measures in systems under its control or supervision. Customer will promptly advise Supplier if it identifies any activity that may indicate an issue within any of Concentrix’s systems or operations.

11.7Relationship of the Parties. Supplier and Customer are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, fiduciary relationship, or joint venture between the parties. This Agreement does not create any right or cause of action for any third party.

11.8Disputes. Both parties agree to negotiate in good faith the settlement of any disputes that may arise under this Agreement. If necessary, such disputes shall be escalated to appropriate senior management of each party. All negotiations pursuant to this clause are confidential, will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and shall not be admissible in any proceeding between the parties. Except for disputes arising under Section 5 (Proprietary Rights), Section 6 (Confidentiality), and Section 7 (Staffing), in the event that such good faith settlements fail, any and all disputes and controversies of every kind and nature between the parties arising out of or in connection with the existence, construction, validity, interpretation, or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination of this Agreement shall be submitted to binding arbitration, pursuant to the Arbitration Rules of the International Chamber of Commerce (“ICC”), before a single arbitrator in the state of California. In the event the parties cannot agree on the arbitrator, then the President of the ICC (or his/her nominee) shall select an appropriate arbitrator with experience in commercial disputes related to technology services. In the event of any litigation or arbitration arising out of this Agreement or its enforcement by either party, the prevailing party shall be entitled to recover, as part of any judgment or award, reasonable attorneys’ fees and court costs.

11.9Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California without regard to its conflicts of laws principles, and the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

11.10Notices. All written notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt. Notices related to breach, termination, and indemnification must also be provided to the other party at the address specified on the signature page of this Agreement, if any.  Additional information or requirements regarding notices may be set out in an SOW.

11.11Waiver. The exercise or waiver, in whole or in part, of any right, remedy, or duty provided for in this Agreement will not constitute the waiver of any other right, remedy, or duty hereunder.

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